Exhibit 99.1

Nilam Resources Inc. Announces Agreement for 100% Acquisition of Major Gold Producing Mine in Peru

Tuesday January 15, 9:00 am ET

TORONTO, ONTARIO--(MARKET WIRE)--Jan 15, 2008 --

Nilam Resources Inc. (OTC BB:NILR.OB - News)(Frankfurt:3NL.F - News) is pleased to announce that it has entered into a Letter Of Intent with MRC1 Explorations for the Pativilca Gold Mine. The project is a gold producing mine 200km NW of Lima. The property consists of 6 mining concessions covering 2100 hectares.

Pativilca actively refines 50 tons of ore daily, with an average grade of 1/2 ounce of gold per ton. Annual revenues from current gold production are expected to exceed 9 million USD annually. The company will be increasing production to 500 tons daily. The resulting revenues are expected to exceed $90,000,000 USD annually. Reserves have been estimated recently at approximately 5 million ounces of gold.

The mine is located in a highly mineralized zone where other major gold producers such as Barrick are operating. It is very conveniently located in close proximity to water and electricity with easy access to nearby highways.

Pativilca Mine is located south of Barrick's Lagunas Norte mine and Piernia mine, and the inherent trends indicate that the property has very rich mineral reserves.

Peru is the largest producer of gold in Latin America, and ranks fifth in the world in gold and copper production. Peru is also the world's largest producer of silver, and ranks in the top five for zinc, lead, and tin. In the last five years, the value of Peru's mineral production has grown by nearly 25 per cent. In 2005, gold production increased by 20%, and gold exports generated more than $4 billion in revenue in 2006.

In the past couple of years, political developments in Peru have made the country even more attractive to North American companies. With the election of President Alan Garcia, who immediately signed a trade agreement with the United States, Peru has become one of the finest countries in South America for mining operations. In April of 2007, President Garcia, along with the Minister of Mines and its vice-minister, appeared in Piura and publicly stated that the government will promote mining in Northern Peru and intends to help formalize all informal mining.

Terms of the deal are as follows.

Purchase price of $3.5 million USD.

1. $1.5 million USD in cash payable over 1 year.

2. 2 million common shares of Nilam Resources Inc.

3. 3% Net Sale Revenues of all gold sales from mine production. NSR is payable to the seller (MRC1 explorations) for the entire operating life of the mine.

About Nilam Resources Inc.

Nilam Resources Inc. was established to focus on Peru's fast growing precious and base metals reserves, to become one of Peru's largest foreign metal producers. Nilam Resources is a gold production company that is actively seeking more properties for its land portfolio in Peru and other countries in South America. Nilam resource plans on becoming a major production company through acquiring additional producing mines and through a series of joint ventures. The companies long standing relationships within Peru has allowed the company many opportunities to some of the most sought after properties in the country which allows Nilam Resources Inc. first right of refusal on exceptional projects.

Safe Harbour Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
     Contacts:
     Nilam Resources Inc.
     Corporate Head Quarters
     (416) 823-0915
     Website: http://www.nilamresources.com or http://www.nilamresources.de